Exhibit 99.2

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Friday, November 30, 2007

(713) 651-4300

KEY ENERGY CLOSES $400 MILLION SENIOR SECURED CREDIT FACILITY

HOUSTON, TX, November 30, 2007 — Key Energy Services, Inc. (NYSE: KEG) announced today that on November 29, 2007, it closed a new $400 million five-year Senior Secured Revolving Credit Facility. The facility will be secured by substantially all of the Company’s assets and will be available for acquisitions, share repurchases, letters of credit and general corporate purposes. The facility includes affirmative and negative covenants and events of default typical for a facility of this type, as well as total leverage and interest coverage covenants. In addition, the Company will be allowed to repurchase its common stock; however, share repurchases in excess of $200 million can be made only if the Company’s debt to capitalization ratio is below 50%. The Company anticipates that it will take a charge of up to $9.6 million in the December 2007 quarter, which is associated with the acceleration of deferred debt issuance costs due to termination of the Company’s prior credit facility and term loan.

Bank of America Securities, LLC and Wells Fargo Bank, N.A. served as Joint Lead Arrangers for the new credit facility.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. These risks include, but are not limited to, the Company’s ability to meet the requirements of the credit agreement and the risk that the company may not be able to borrow under the credit facility in the event it is in default. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.

1301 McKinney Street, Suite 1800, Houston, TX 77010